Exhibit 99

General Cable Updates First Quarter Outlook

  Expects lower first quarter adjusted operating income principally due to uncertainty in Venezuela, extreme weather in North America and lower copper prices
  Adjusted operating income for 2014 anticipated to be at around the low end of previous range of $260 to $320 million
  Repurchased 2% of common shares or $30 million in the first quarter

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--March 27, 2014--General Cable Corporation (NYSE: BGC) announced today first quarter adjusted operating income is expected to be below the Company’s previously communicated outlook. The Company now expects to generate adjusted operating income in the range of $17 to $27 million in the first quarter of 2014. The Company’s previous outlook was $30 to $45 million.

Relative to the Company’s previously communicated first quarter outlook, business activity in Venezuela has significantly lagged expectations due to the ongoing social unrest and uncertainty surrounding the recently announced price controls. In North America, operating results are expected to lag management’s expectations principally due to the extreme winter weather experienced across the region as unit volume is anticipated to be in the range of 4-6% lower than previously communicated for the first quarter. Finally, first quarter operating results are expected to be impacted by selling higher average cost inventory into a lower metal price environment as copper prices rapidly declined during the month of March. The COMEX spot copper price as of March 26 was $3.01 which was down 9% as compared to the previously communicated copper price assumption of $3.32.

Given the current lower copper price environment, the ongoing uncertainty in Venezuela and the weather related issues in North America, the Company anticipates generating adjusted operating income for 2014 at around the low end of its previously communicated range of $260 to $320 million. Going forward into the second quarter, the Company continues to expect a sharp improvement in operating results as construction activity accelerates and installation work on submarine projects in the North and Baltic Seas resumes. The current full year outlook now assumes copper and aluminum (Midwest Premium) prices of $3.01 and $0.96, respectively, and approximately $30 million of operating income from Venezuela which is down from the previously communicated expectation of $45 million. The current outlook for Venezuela assumes the official foreign currency exchange rate of 6.3 Bolivars per U.S. dollar.

The Company repurchased 1.0 million shares, 2% of its common shares or approximately $31 million during the first quarter under its $125 million share repurchase authorization which is set to expire at the end of the year. Under its current program, the Company has repurchased 1.6 million shares, 3% of its common shares or $50 million. The Company may utilize the remaining $75 million buyback authorization in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, financial covenants and alternative capital investments.

General Cable Corporation will host an Investor Day from 1:00 p.m. to 5:00 p.m. on Thursday, April 3, 2014 at The Grand Hyatt in New York City. Financial analysts and investors may register to attend by contacting Angel Price by email at aprice@generalcable.com. Space is limited and pre-registration is required for admittance to the event. For those unable to attend, General Cable will provide a live audio webcast of the speaker presentations, accessible from www.generalcable.com beginning at 1:00 p.m. ET on Thursday, April 3, 2014. The webcast will also be available for replay.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency fluctuations, compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684